                                                                     Exhibit 4.8
                             Dated December 4, 2007


                        SOLARFUN POWER HOLDINGS CO., LTD.

                                       and

                   GOOD ENERGIES INVESTMENTS (JERSEY) LIMITED

                                       and

                   YONGHUA SOLAR POWER INVESTMENT HOLDING LTD.

                                       and

        CITIGROUP VENTURE CAPITAL INTERNATIONAL GROWTH PARTNERSHIP, L.P.

                                       and

           CITIGROUP VENTURE CAPITAL INTERNATIONAL CO-INVESTMENT, L.P.

                                       AND

                            WHF INVESTMENT CO., LTD.


                          SECOND SHAREHOLDERS AGREEMENT
                                       OF
                        SOLARFUN POWER HOLDINGS CO., LTD.

(LINKLATERS LOGO)

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105

Telephone (+1) 212 903 9000
Facsimile (+1) 212 903 9100

Ref L-A08677742

1    DEFINITIONS...............................................................1

   1.1    DEFINITIONS..........................................................1
   1.2    ADDITIONAL DEFINITIONS...............................................5
   1.3    CONSTRUCTION.........................................................5

2    REPRESENTATIONS AND WARRANTIES............................................6

   2.1    REPRESENTATIONS AND WARRANTIES OF THE PARTIES........................6

3    CORPORATE GOVERNANCE......................................................7

   3.1    GENERAL..............................................................7
   3.2    GOOD ENERGIES NOMINEES TO THE BOARD..................................7
   3.3    COMMITTEES OF THE BOARD AND SUBSIDIARY DIRECTORS.....................8
   3.4    REMOVAL OF GOOD ENERGIES NOMINEES....................................8
   3.5    APPOINTMENT OF EXECUTIVE OFFICERS....................................8
   3.6    CONSULTATION RIGHT...................................................8
   3.7    CONTINUATION OF THE CHAIRMAN.........................................9

4    TRANSFER OF SHARES........................................................9

   4.1    GENERAL..............................................................9
   4.2    RIGHT OF FIRST REFUSAL..............................................10
   4.3    NO CIRCUMVENTION OF SHARE TRANSFER RESTRICTIONS.....................11

5    TERM AND TERMINATION.....................................................11

   5.1    TERM AND TERMINATION................................................11
   5.2    EFFECT OF TERMINATION...............................................11
   5.3    PARTY-SPECIFIC TERMINATION..........................................12

6    GOVERNING LAW AND RESOLUTION OF DISPUTES.................................12

   6.1    GOVERNING LAW.......................................................12
   6.2    DISPUTE RESOLUTION FORUM............................................12
   6.3    SPECIFIC PERFORMANCE................................................13
   6.4    WAIVER OF IMMUNITIES................................................13
   6.5    PERFORMANCE PENDING DISPUTE RESOLUTION..............................14
   6.6    SURVIVAL............................................................14

7    MISCELLANEOUS............................................................14

   7.1    NO PARTNERSHIP; AGENCY..............................................14
   7.2    ENTIRE AGREEMENT; FIRST SHAREHOLDERS AGREEMENT......................14
   7.3    BINDING EFFECT; BENEFIT.............................................14
   7.4    ASSIGNMENT..........................................................15
   7.5    AMENDMENT; WAIVER...................................................15
   7.6    NOTICES.............................................................15
   7.7    COUNTERPARTS........................................................16
   7.8    SEVERABILITY........................................................16
   7.9    FURTHER ACTS AND ASSURANCES.........................................16
   7.10   CONFLICT............................................................17

This SECOND SHAREHOLDERS AGREEMENT (this "AGREEMENT") dated as of December 4, 2007, is made by and among the shareholders listed on Schedule A hereto (each, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS"), GOOD ENERGIES INVESTMENTS (JERSEY) LIMITED, a company organized under the laws of Jersey ("GOOD ENERGIES") and SOLARFUN POWER HOLDINGS CO. LTD., a company incorporated in the Cayman Islands (the "COMPANY").

WHEREAS:

(A) Good Energies has previously entered into a Stock Purchase Agreement, dated December 4, 2007 (the "STOCK PURCHASE AGREEMENT"), by and among the Shareholders and Good Energies, pursuant to which Good Energies has agreed to purchase an aggregate total of 66,745,638 of the Company's ordinary shares of the Company, par value US$0.0001 per share ("ORDINARY SHARES") and 281,011 American Depositary Shares, each representing five (5) Ordinary Shares (the "AMERICAN DEPOSITARY SHARES");

(B) In connection with the Stock Purchase Agreement, the Shareholders have agreed to enter into this Agreement;

(C) Following the completion of the transactions set forth in the Stock Purchase Agreement (the "CLOSING"), the Shareholders will continue to own that number of Ordinary Shares and/or American Depositary Shares as set forth on SCHEDULE A (together with any other Ordinary Shares, American Depositary Shares or other Equity Securities of the Company that are Beneficially Owned by any Shareholder or Permitted Transferee during the term of this Agreement, the "SHARES"), and the Shareholders and Good Energies wish to provide for certain rights and obligations regarding the Company as set forth herein;

(D) Certain of the Shareholders and other Persons have previously entered into a Shareholders Agreement, dated June 27, 2006 (the "FIRST SHAREHOLDERS AGREEMENT"); and

(E) The Board of Directors of the Company, recognizing the benefit of having Good Energies as a strategic Shareholder in the Company to assist the Company in the development of its business and achieve the maximization of the value of the Company to all of its Shareholders and other constituencies, has determined that it is advisable and in the best interests of the Company for the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:


1    DEFINITIONS

     1.1  DEFINITIONS

     The following terms shall have the following meanings for purposes of this
     Agreement:

          1.1.1 "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (including any Subsidiary) and "AFFILIATES" and "AFFILIATED" shall have correlative meanings. For the purpose of this definition, the term "CONTROL" (including with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Without prejudice to the foregoing, any fund, collective investment scheme, trust, partnership, including without limitation, any co-investment partnership, special purpose or other vehicle or any subsidiary or affiliate of any of the foregoing, which is controlled by Citigroup Inc. or any of its direct or indirect subsidiaries as well as any or all of Citigroup Venture Capital International Growth Partnership, L.P. and Citigroup Venture Capital International Partnership G.P., shall be deemed to be an "Affiliate" of CVCI.

          1.1.2 "ARTICLES OF ASSOCIATION" means the memorandum and articles of association of the Company, including the memorandum and articles of association amended and restated in accordance with the Purchase Agreement and as amended from time to time.

          1.1.3     "BANKRUPTCY EVENT" means with respect to any Person
                    (the "BANKRUPTCY PARTY"), (a) the commencement by it of a Bankruptcy Proceeding with respect to itself or the consent by it to be subject to a Bankruptcy Proceeding commenced by another Person, (b) the commencement by another Person of a Bankruptcy Proceeding with respect to the Bankruptcy Party that remains unstayed or undismissed for a period of thirty
                    (30) consecutive days, (c) the appointment of or taking possession by a Receiver over the Bankruptcy Party or any substantial part of its property, (d) the making by the Bankruptcy Party of a general assignment for the benefit of its creditors or the admission by the Bankruptcy Party in writing of its inability to generally pay its debts as they become due, (e) the entry by a court having jurisdiction over the Bankruptcy Party or a substantial part of its property of an Order for relief under any Bankruptcy Law which remains unstayed or undismissed for a period of thirty
                    (30) consecutive days, (i) adjudging the Bankruptcy Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Bankruptcy Party, (iii) appointing a Receiver over the Bankruptcy Party or any substantial part of its property or (iv) otherwise ordering the winding up and liquidation of the Bankruptcy Party or (f) the occurrence of any event similar to (a), (b), (c), (d) or (e) under any applicable Law with respect to the Bankruptcy Party.

          1.1.4 "BANKRUPTCY LAW" means any bankruptcy, insolvency, reorganization, composition, moratorium or other similar Law.

          1.1.5 "BANKRUPTCY PROCEEDING" means a case or proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an Order of reorganization, arrangement, adjustment, winding up, dissolution, composition or other similar Order.

          1.1.6 "BENEFICIAL OWNERSHIP" by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security, and/or (b) investment power which includes the power to dispose, or to direct the disposition, of such security, and shall otherwise be interpreted in accordance with the term "beneficial ownership" as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms "BENEFICIALLY OWN" and "BENEFICIAL OWNER" have correlative meanings

          1.1.7     "BOARD" means the board of directors of the Company.

          1.1.8 "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in New York, Hong Kong or PRC are authorized or obligated to close.

          1.1.9 "CAUSE" means, with respect to a Director, (a) such Director's or officer's willful or continued failure to substantially perform his or her duties, (b) such Director's or officer's conviction or under formal investigation in a criminal proceeding (other than traffic violations or other minor infractions), (c) such Director's or other officer's being censured or subject to equivalent action by any internationally recognized securities exchange, or (d) such Director or officer being subject to a Bankruptcy Event.

          1.1.10 "CVCI" means Citigroup Venture Capital International Growth Partnership, L.P., and Citigroup Venture Capital International Co-Investment, L.P., each a limited partnership organized under the laws of the Cayman Islands.

          1.1.11 "DIRECTOR" means a director of the Company (including any duly appointed alternate director).

          1.1.12 "ENCUMBRANCE" means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or Transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

          1.1.13 "EQUITY SECURITIES" means the capital stock, membership interests, partnership interests, registered capital or other ownership interest in any Person or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or other ownership interests (whether or not such derivative securities are issued by such Person) and includes the Shares.

          1.1.14 "GOVERNMENT AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, the PRC and the Cayman Island, any other country or territory or any province, state, country, city or other political subdivision of the United States, the PRC and the Cayman Islands or any other country or territory.

          1.1.15 "LAW" means any law, treaty, statute, ordinance, code, rule or regulation of any Government Authority or any Order. "Law" also includes the rules of any stock exchange or self-regulatory organization upon which the Company's Equity Securities are listed or included for quotation.

          1.1.16 "ORDER" means any writ, judgment, decree, injunction, award or similar order of any Government Authority (in each case whether preliminary or final).

          1.1.17 "ORDINARY SHARES" has the meaning given in the recitals and includes any subdivisions, combinations, splits or reclassifications of such "Ordinary Shares".

          1.1.18 "PARTIES" means collectively the Shareholders, the Company, Good Energies and any Person who becomes a party to this Agreement under Clause 4.1(a). Each of the Parties shall be referred to as a "PARTY."

          1.1.19 "PERMITTED TRANSFEREE" means with respect to any Person, (i) such Person's Affiliates, (ii) any investment funds managed by such Person's Affiliates or any Subsidiary of such Person or, (iii) any Affiliate or Subsidiary of such Person's parent entity.

          1.1.20 "PERSON" means an individual, firm, corporation, partnership, association, limited liability company, trust or estate or any other entity or organization whether or not having separate legal existence, including any Government Authority.

          1.1.21    "PRC" or "CHINA" each means the People's Republic of China.

          1.1.22 "PUBLIC TRANSFEREE" means any Person to whom Shares are Transferred on a public market; provided, that such Transfer has not been directed to a particular Person with whom a Shareholder has an understanding, agreement or arrangement (written or otherwise) regarding such Transfer.

          1.1.23 "RECEIVER" means any receiver, liquidator, trustee, administrator, sequestrator or other similar official.

          1.1.24 "SHAREHOLDERS" has the meaning stated in the preamble and shall include any Permitted Transferee.

          1.1.25 "SUBSIDIARY" means, with respect to any Person, any entity which such Person controls, directly or indirectly. For purposes of this definition, "control" has the meaning set forth above under the definition of "Affiliate."

          1.1.26 "TRANSFER" means to sell, exchange, assign, pledge, charge, grant a security interest, make a hypothecation, gift or other encumbrance, or enter into any contract therefor, or into any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other legal or beneficial interest in any of the Shares, create any other claim thereto or make any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in, to or of such Shares, and "TRANSFER", "TRANSFERS" and "TRANSFERRED" shall have correlative meanings.

     1.2  ADDITIONAL DEFINITIONS

          The following terms shall have the meanings defined in the indicated Clause for purposes of this Agreement:



AGREEMENT...........................1      ICC...............................12
AMERICAN DEPOSITARY SHARES..........1      ORDINARY SHARES....................1
BANKRUPTCY PARTY....................2      RULES.............................12
BENEFICIAL OWNER....................3      SHAREHOLDER........................1
BENEFICIALLY OWN....................3      SHAREHOLDERS.......................1
CLOSING.............................1      SHAREHOLDERS MEETING...............7
CONTRACT............................9      SHARES.............................1
GOOD ENERGIES.......................1      STOCK PURCHASE AGREEMENT...........1
GOOD ENERGY NOMINEES................7



     1.3  CONSTRUCTION

          1.3.1 Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.

          1.3.2 Unless otherwise specified, words such as "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular clause or sub-clause of this Agreement, and references herein to "articles" or "clauses" refer to articles or clauses of this Agreement.

          1.3.3 Unless otherwise specified, references herein to the word "including" shall be deemed to be followed by words "without limitation" or "but not limited to," as applicable, or words of similar import.

          1.3.4 The word "or" shall not be interpreted to be exclusive. If any translated version of this Agreement differs from the English version, the English version shall control.

          1.3.5 The table of contents and headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

          1.3.6 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

2    REPRESENTATIONS AND WARRANTIES

     2.1  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

          Each Party represents and warrants, severally and not jointly, to each other Party that as of the date of this Agreement:

          2.1.1 such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such Party is not a natural Person, such Party is duly incorporated or organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

          2.1.2 the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

          2.1.3 assuming the due authorization, execution and delivery hereof by each of the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws affecting creditors' rights generally;

          2.1.4 the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organizational or governance documents of such Party;
                    (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Government Authority in such Party's country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under any instrument, contract or other agreement to which such Party is a party or by which such Party is bound; (iv) violate any Order against, or binding upon, such Party or upon its respective securities, properties or businesses; or (v) violate any Law of such Party's country of organization or any other country in which it maintains its principal office; and

          2.1.5 such Party, such Party's assets and such Party's business and record keeping practices are not in violation of any Law, the violation of which would, at any time (including after the Closing) have a material adverse effect upon (i) such Party, (ii) such Party's ability to perform its obligations hereunder or (iii) any of the other Party's hereto.

3    Corporate Governance

     3.1  General

          From and after the date hereof, each Shareholder shall vote its Shares at any regular or special meeting of shareholders of the Company or in connection with any written consent of the shareholders of the Company (a "SHAREHOLDERS MEETING"), and shall take, subject to applicable Law, all other actions necessary or required to give effect to the provisions of this Agreement and to procure that the Articles of Association (and any such organizational documents of any Subsidiary of the Company) do not at any time conflict with any provision of this Agreement. In all other respects, each Shareholder shall be entitled to vote in such Shareholder's own best interests.

     3.2  GOOD ENERGIES NOMINEES TO THE BOARD

          3.2.1     Subject to applicable Law:

                    (i) in connection with any election for members of the Board at any Shareholders Meeting, the Company shall, at the request of Good Energies, include person(s) designated by Good Energies in the slate of directors to be considered by the Shareholders for election as directors (the "GOOD ENERGIES NOMINEE(S)") in accordance with Clause 3.2.2; and

                    (ii) the Company shall take no action intended to diminish the prospects of such Good Energies Nominees being elected to the Board or increase the prospects of such Good Energies Nominees being removed from the Board.

          3.2.2

                    (i) If Good Energies and its Affiliates Beneficially Own less than 5% of the Equity Securities of the Company at the time of any Shareholders Meeting, Good Energies shall not designate any Good Energies Nominees at such Shareholders Meeting;

                    (ii) if Good Energies and its Affiliates Beneficially Own at
                         least 5% but less than 16% of the Equity Securities of the Company at the time of any Shareholders Meeting, Good Energies shall designate one Good Energies Nominee at such Shareholders Meeting; and

                    (iii)if Good Energies and its Affiliates Beneficially Own at
                         least 16% of the Equity Securities of the Company at the time of any Shareholders Meeting, Good Energies shall designate two Good Energies Nominees at such Shareholders Meeting.

          3.2.3 Each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of electing the Good Energies Nominees to elect such Good Energies Nominees, and shall take all other actions necessary or required to ensure the election to the Board of the persons nominated to the Board by Good Energies.

     3.3  COMMITTEES OF THE BOARD AND SUBSIDIARY DIRECTORS

          3.3.1     Subject to applicable Law:

                    (i) the Company shall consider at least one (1) Good Energies Nominee to be appointed to each committee or sub-committee of the Board; and

                    (ii) the Company shall consider at least one (1) person
                         nominated by Good Energies, which may be a Good Energies Nominee, to be appointed to serve as a director on the board of directors of any Subsidiary of the Company and, to the extent practicable, on the board of directors of each joint venture to which the Company is a party.

          Appointment or replacement of any such Nominee shall be at the discretion of the Board as may be in the best interests of the Company and its shareholders, provided that the Board shall consider in good faith whether the appointment of any person so proposed by Good Energies would be in the best interests of the Company.

          3.3.2 The Company, if requested by Good Energies, shall appoint an observer to any committee or sub-committee of the Board or the Board of Directors of any Subsidiary or joint venture to which the Company is a party.

     3.4  REMOVAL OF GOOD ENERGIES NOMINEES

          Where Good Energies wishes to remove any Good Energies Nominee, each of the Shareholders shall vote its Shares at any Shareholders Meeting or in any written consent of Shareholders so as to effect such preference. Except as provided in the previous sentence, no Shareholder shall vote its Shares for the removal of a Good Energies Nominee.

     3.5  APPOINTMENT OF EXECUTIVE OFFICERS

          Owing to Good Energies' familiarity with the industry in which the Company operates, and to ensure the Company secures the best management team possible, Good Energies shall have the right from time-to-time to propose to the Board, for the Board's consideration, nominees for the executive officer positions of the Company, including the Chief Executive Officer, Chief Technology Officer and Chief Business Development Officer. Appointment or replacement of any such officer shall be at the discretion of the Board as may be in the best interests of the Company and its shareholders, provided that the Board shall consider in good faith whether the appointment of any person so proposed by Good Energies would be in the best interests of the Company.

     3.6  CONSULTATION RIGHT

          From and after the date hereof, (x) subject to applicable Law and to the extent practicable, the Company will consult with Good Energies prior to taking each of the following actions, and (y) each Shareholder shall vote its Shares at any Shareholders Meeting, and shall use its best efforts to take or refrain from taking, subject to applicable

          Law, all other actions necessary or required such that each of the following actions on the part of the Company or any Subsidiary shall not be taken unless Good Energies has consented in advance:

          3.6.1 the entry into any contract, agreement, understanding, whether oral or written (a "CONTRACT") that would have a value or potential liability to the Company in excess of 5% of the Company's net assets as of the time such contract is entered into or is otherwise likely to be material to the Company;

          3.6.2 the engagement of any business other than photovoltaic business or a change in the nature or scope of the business of the Company or any Subsidiary;

          3.6.3 any joint ventures, strategic alliances, partnerships or similar arrangement with any third party;

          3.6.4 any recapitalization, merger, asset swap, share sale or transfer of substantially all of the rights to intellectual properties or other assets, or any other extraordinary transaction;

          3.6.5 any amendment to the Articles of Association or any other constitutional documents, including without limitation increase and decrease in the capitalization of the Company or any Subsidiary; and

          3.6.6 entry into any agreement or understanding to do any of the foregoing.

     3.7  CONTINUATION OF THE CHAIRMAN

          The other Parties, in recognition of the contributions of Mr. Yonghua Lu, Chairman of the Company, hereby confirm that Mr. Lu will continue to serve as the Chairman of the Company until at least the second
          (2nd) anniversary of the date hereof. Mr. Yonghua Lu acknowledges such term.


4    TRANSFER OF SHARES

     4.1  GENERAL

          4.1.1 Without Good Energies' prior written consent, for a period of one (1) year from the date hereof (the "LOCKUP PERIOD"), Yonghua Solar Power Investment Holding Ltd. agrees that neither it nor any Permitted Transferee of Yonghua Solar Power Investment Holding Ltd. shall, directly or indirectly, make or permit any Transfer of Shares Beneficially Owned by Yonghua Solar Power Investment Holding Ltd.or such
                    Permitted Transferee to any Person other than a Permitted Transferee of Yonghua Solar Power Investment Holding Ltd..

          4.1.2 During the one year period immediately following the Lockup Period, neither Yonghua Solar Power Investment Holding Ltd. nor any of its Permitted Transferees shall, directly or indirectly, make or permit any Transfer of Shares Beneficially Owned by Yonghua Solar Power Investment Holding Ltd.or such Permitted Transferee to any Person (each such transfer, an "UNRESTRICTED

                    TRANSFER"), except to the extent that the aggregate of all Unrestricted Transfers does not exceed 50% of the total Shares Benefically Owned by Yonghua Solar Power Investment Holding Ltd. and its Permitted Transferees immediately following Closing.

          4.1.3 Even to the extent otherwise restricted from making a Transfer of Shares pursuant to Sections 4.1.1and 4.1.2, Yonghua Solar Power Investment Holding Ltd. and any of its Permitted Transferees shall be permitted to Transfer Shares to a Permitted Transferee if all the following conditions are met: (a) prior to such Transfer, the Permitted Transferee has agreed in writing to be bound by the terms and conditions of this Agreement by signing a copy of this Agreement in which case such transferee shall be considered a Shareholder and a Party to this Agreement except when such transferee is already a Party to this Agreement, (b) the Transfer complies in all respects with the terms of this Agreement and (c) the Transfer complies in all respects with applicable securities and other Laws. Any Transfer of Shares by any Shareholder in violation of the preceding sentence shall be null and void, and the Company shall not register and the Shareholders shall procure that no transfer agent registers such Transfer.

     4.2  RIGHT OF FIRST REFUSAL

          Good Energies shall have a right of first refusal (the "RIGHT OF FIRST REFUSAL") with respect to any proposed Transfer of Shares (other than a Transfer to a Permitted Transferee or a Public Transferee) by Yonghua Solar Power Investment Holding Ltd. or any of its Permitted Transferees. In the event that Yonghua Solar Power Investment Holding Ltd. or any of its Permitted Transferees (for the purpose of this Clause, the "COVERED TRANSFEROR") receives an offer from a bona fide Third Party (the "THIRD PARTY PURCHASER") to purchase any Shares, the Covered Transferor shall be required to send Good Energies a written notice (the "RIGHT OF FIRST REFUSAL NOTICE") prior to the consummation of such Transfer of Shares to the Third Party Purchaser. The Right of First Refusal Notice shall set forth the number of Shares that the Covered Transferor proposes to Transfer, the price per share to be received for the Shares and any other proposed terms and conditions relating to such Transfer and the identity (including name and address) of the Third Party Purchaser. The Right of First Refusal Notice shall certify that the Covered Transferor has received a firm offer from the Third Party Purchaser and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Right of First Refusal Notice. The Right of First Refusal Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

          The delivery of a Right of First Refusal Notice shall constitute an offer, which shall be irrevocable for ten (10) days from the date of the Right of First Refusal Notice (the "RIGHT OF FIRST REFUSAL NOTICE PERIOD") by the Covered Transferor to Transfer to Good Energies the Shares subject to the Right of First Refusal Notice (the "OFFERED SHARES") on the terms and conditions set forth therein. Good Energies shall have the right, but not the obligation, to accept such offer to purchase all or part of the Offered Shares free of Encumbrances by giving a written notice of its acceptance of such offer (an "ACCEPTANCE NOTICE") to the Covered Transferor prior to the expiration of the Right of First Refusal Notice Period. Delivery of an Acceptance Notice by Good Energies to the Covered Transferor shall constitute a contract between Good Energies and the Covered Transferor for the Transfer of the Offered Shares on the terms and conditions set forth therein. The failure of Good Energies to give an Acceptance Notice within the Right of First Refusal Notice Period shall be deemed a rejection of its Right of First Refusal with respect to the subject Transfer.

          The closing of any Transfer of Shares between a Covered Transferor and Good Energies pursuant to this Clause 4.2 shall take place within ten
          (10) days from the last day of the Right of First Refusal Notice Period; provided, that if such Transfer is subject to any prior approval or other consent required by applicable Law or stock exchange rule, the time period during which the closing of such Transfer may occur shall be extended until the expiration of ten (10) days after all such approvals and consents shall have been granted but in no case later than ninety (90) days from the last day of the Right of First Refusal Notice Period. Each Party to such Transfer shall use commercially reasonable efforts to obtain all such approvals and consents.

     4.3  NO CIRCUMVENTION OF SHARE TRANSFER RESTRICTIONS

          Each Party agrees that the Transfer restrictions in this Agreement may not be avoided by the holding of Shares directly or indirectly through a Person that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any Transfer of any shares (or other interest) held by any Person Controlling a Shareholder shall be treated as being a Transfer of the Shares held by that Shareholder, and the provisions of this Agreement that apply in respect of the Transfer of Shares shall thereupon apply in respect of the Shares so held by that the Shareholder.


5    TERM AND TERMINATION

     5.1  TERM AND TERMINATION

          This Agreement shall remain in effect until:

          5.1.1     the Company has been dissolved, liquidated and wound up;

          5.1.2 such time as Good Energies and its Affiliates Beneficially Own less than 5% of the Equity Securities of the Company; or

          5.1.3 the Parties have agreed in writing to terminate this Agreement.

     5.2  EFFECT OF TERMINATION

          Following any termination of this Agreement, this Agreement shall have no further force or effect, provided that no such termination shall relieve any Party of any liability for a willful breach of this Agreement prior to such termination.

     5.3  PARTY-SPECIFIC TERMINATION

          The rights and obligations of individual Shareholders under this Agreement shall terminate if such Shareholder and its Affiliates holds less than the lesser of (a) 5% of the Equity Securities of the Company and (b) less than half the percentage of Equity Securities of the Company such Shareholder shall hold upon Closing. No such termination shall relieve any Shareholder of any liability for a willful breach of this Agreement prior to such termination.




6    GOVERNING LAW AND RESOLUTION OF DISPUTES

     6.1  GOVERNING LAW

          This Agreement and any disputes, claims or controversies arising from, related to or in connection with this Agreement shall be construed in accordance with the Laws of the State of New York.

     6.2  DISPUTE RESOLUTION FORUM

          6.2.1 If there is any dispute, claim or controversy arising from, related to or in connection with this Agreement, or the breach, termination or invalidity hereof, the Parties shall first attempt to resolve such dispute, controversy or claim through friendly consultations. If the dispute, claim or controversy is not resolved through friendly consultations within thirty (30) days after a Party has delivered a written notice to another Party requesting the commencement of consultation, then the dispute, claim or controversy shall be finally settled by arbitration conducted by the International Chamber of Commerce (the "ICC") in accordance with the Arbitration Rules of the ICC then in effect and as may be amended by the rest of this Clause 6.2 (the "RULES"). There shall be three (3) arbitrators of whom the plaintiff and the defendant shall each nominate one (1) in accordance with the Rules. The two (2) named arbitrators shall nominate the third arbitrator within thirty (30) days of the nomination of the second arbitrator. If any arbitrator has not been named within the time limits specified in the Rules, such appointment shall be made by the International Court of Arbitration of the ICC upon the written request of either Party within thirty (30) days of such request. The arbitration shall be held and the award shall be rendered in Hong Kong. Each Party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

          6.2.2 Prompt resolution of any dispute is important to both parties, and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrator(s) are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

          6.2.3 The arbitrator(s) shall follow and apply the applicable law. The arbitrator(s) shall grant such legal or equitable remedies and relief in compliance with applicable law that the arbitrator(s) deem just and equitable, but only to the extent that such remedies or relief could be granted by a state or federal court and as otherwise limited by the terms in this Agreement. No punitive damages may be awarded by the arbitrator(s). No court action may be maintained seeking punitive damages.

          6.2.4 The award shall be final and binding upon the Parties, and shall be the exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal. To the fullest extent allowed by applicable Law, each Party hereby waives any right to appeal such award. Judgment upon the award may be entered in any court having jurisdiction thereof, and for purposes of enforcing any arbitral award made hereunder, each Party irrevocably submits to the jurisdiction of any court sitting where any of such Party's material assets may be found. Any arbitration proceedings, decisions or awards rendered hereunder shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958, as amended, and the Parties agree that any award rendered hereunder shall not be deemed a domestic arbitration under the laws of any jurisdiction.

          6.2.5 By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.

          6.2.6 The costs of the arbitration, as defined in the Rules, shall be allocated between the Parties by the arbitrators and shall be set forth in the arbitral award. Any amounts subject to the dispute, controversy or claim that are ultimately awarded to a Party under this Clause 6.2 shall bear interest at the rate of six percent per annum from the earlier of (i) the date of the request for arbitration and
                    (ii) the date such amount would have become due and owing but for the dispute, controversy or claim until the date the arbitral award is paid in full.

     6.3  SPECIFIC PERFORMANCE

          Each Party hereby acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled in accordance with Clause 6.2.3 to seek equitable relief in the form of specific performance, injunctions or any other equitable remedy.

     6.4  WAIVER OF IMMUNITIES

          Each Party irrevocably waives any right that it has or may hereafter acquire, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process.

     6.5  PERFORMANCE PENDING DISPUTE RESOLUTION

          Unless otherwise terminated in accordance with the terms hereof, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect during the pendency of any proceeding under Clause 6.2.

     6.6  SURVIVAL

          Unless otherwise terminated in accordance with the terms hereof, this
          Article 6 shall survive the termination or expiration of this Agreement.


7    MISCELLANEOUS

     7.1  NO PARTNERSHIP; AGENCY

          The Shareholders expressly do not intend hereby to form an agency relationship or partnership either general or limited, under any jurisdiction's agency, partnership or other similar law. The Shareholders do not intend to be agents or partners of each other, or agents of or partners to any third party, or to create any other fiduciary relationship among themselves, solely by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, improperly represents to another Person that any Shareholder is an agent or partner of another Shareholder or that the Company is a partnership, the Shareholder making such representation shall be liable to any other Shareholder that incurs any Losses arising out of or relating to such representation.

     7.2  ENTIRE AGREEMENT; FIRST SHAREHOLDERS AGREEMENT

          7.2.1 This Agreement constitutes the whole agreement among the parties hereto and thereto relating to the subject matter hereof and thereof and supersedes all prior agreements or understandings both oral and written among all of the parties hereto and thereto relating to the subject matter hereof and thereof.

          7.2.2 The First Shareholders Agreement shall remain unamended and in full force.

     7.3  BINDING EFFECT; BENEFIT

          This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     7.4  ASSIGNMENT

          7.4.1 Except as set out in Section 7.4.1, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Parties.

          7.4.2 Notwithstanding Section 7.4.1, any Party may, without the written consent of the other Parties, assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to a Permitted Transferee, in connection with a Transfer to such Transferee, provided (a) prior to such Transfer, the Permitted Transferee has agreed in writing to be bound by the terms and conditions of this Agreement by signing a copy of this Agreement in which case such transferee shall be considered a Shareholder and a Party to this Agreement, and (b) timely notice is provided to the other Parties.

     7.5  AMENDMENT; WAIVER

          7.5.1 This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

          7.5.2 No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights, powers or remedies provided at law or in equity.

     7.6  NOTICES

          Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five days prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the fifth day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch. The initial address and facsimile for the Parties for the purposes of this Agreement are:

                    (i) If to the Shareholders, to the address set forth on SCHEDULE A hereto.

                    (ii) If to Good Energies, to:

                         Good Energies Investments (Jersey) Limited

                                         9 Hope Street
                                         St. Helier
                                         Jersey, Channel Islands JE2 3NS
                                         Facsimile No.: 44 1534 754 510
                                         Attn: John Hammill

                          with a courtesy copy to:

                                         Linklaters LLP
                                         Unit 29 Level 25
                                         China World Tower 1
                                         No. 1 Jian Guo Men Wai Avenue
                                         Beijing, PRC
                                         Facsimile No.: +86 (10) 6505-8582
                                         Attn: Paul Chow and Mathew Lewis

                    (iii) If to the Company, to:

                                         Solarfun Power Holdings Co., Ltd.
                                         No. 666 Linyang Road
                                         Qidong City, Jiangsu Province PRC
                                         Facsimile No.: +86 (21) 6309-0999
                                         Attn: Mr. Min Cao

                          with a courtesy copy to:

                                         Shearman & Sterling LLP
                                         2318 China World Tower 1
                                         No. 1 Jian Guo Men Wai Avenue
                                         Beijing, PRC 100004 Facsimile
                                         No.: +86 (10) 6505-1818
                                         Attn: Alan Seem, Esq.

     7.7  COUNTERPARTS

          This Agreement may be signed in any number of counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     7.8  SEVERABILITY

          If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality or enforceability of any other provision of this Agreement.

     7.9  FURTHER ACTS AND ASSURANCES

          Each Party shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full force and effect to the provisions of this Agreement.

     7.10 CONFLICT

          In case of any inconsistency between the Articles of Association and this Agreement, the Shareholders will use their best efforts to amend the Articles of Association to ensure that the Articles of Association are consistent with this Agreement.

                      [Signatures follow on the next page]

IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be duly executed by its respective authorized officers as of the date set forth above:



                                     YONGHUA SOLAR POWER INVESTMENT HOLDING LTD.



                                       by:    /s/ Yonghua Lu
                                             --------------------------
                                       Name:  Yonghua Lu
                                       Title:

                                     CITIGROUP VENTURE CAPITAL INTERNATIONAL
                                     GROWTH PARTNERSHIP, L.P.

                                     BY: CITIGROUP VENTURE CAPITAL
                                     INTERNATIONAL PARTNERSHIP G.P. LIMITED, AS
                                     GENERAL PARTNER



                                       by:    /s/ Michael Robinson
                                             --------------------------
                                       Name:  Michael Robinson
                                       Title:

                                     CITIGROUP VENTURE CAPITAL INTERNATIONAL
                                     CO-INVESTMENT, L.P.

                                     BY: CITIGROUP VENTURE CAPITAL
                                     INTERNATIONAL PARTNERSHIP G.P. LIMITED, AS
                                     GENERAL PARTNER



                                       by:    /s/ Michael Robinson
                                             --------------------------
                                       Name:  Michael Robinson
                                       Title:

                                     WHF INVESTMENT CO., LTD.



                                       by:    /s/ Hanfei Wang
                                             --------------------------
                                       Name:  Hanfei Wang
                                       Title:


                                     BRILLIANT ORIENT INTERNATIONAL LIMITED
                                       by:    /s/ Xihong Deng
                                             --------------------------
                                       Name:  Xihong Deng
                                       Title:

                                     LC FUND III, L.P.



                                       by:    /s/ Zhu Linan
                                             --------------------------
                                       Name:  Zhu Linan
                                       Title:

                                     GOOD ENERGIES INVESTMENTS (JERSEY) LIMITED



                                       by:    /s/ John Hammill
                                             --------------------------
                                       Name:  John Hammill
                                       Title:



                                       by:    /s/ Fintan Kennedy
                                             --------------------------
                                       Name:  Fintan Kennedy
                                       Title:



                                     SOLARFUN POWER HOLDINGS CO., LTD.



                                       by:    /s/ Yonghua Lu
                                             --------------------------
                                       Name:  Yonghua Lu
                                       Title:

                                                                      SCHEDULE A



------------------------------------------------------------------------------------------------------------------------------------
             SHAREHOLDER                                  ADDRESS FOR NOTICES                   NUMBER OF ORDINARY SHARES (INCLUDING
                                                                                                ORDINARY SHARES HELD IN THE FORM OF
                                                                                                AMERICAN DEPOSITARY SHARES) HELD BY
                                                                                                 SHAREHOLDER FOLLOWING THE CLOSING
------------------------------------------------------------------------------------------------------------------------------------
Yonghua Solar Power Investment Holding Ltd.      No. 666 Linyang Road                           38,634,750 Ordinary Shares
                                                 Qidong City, Jiangsu Province
                                                 PRC
                                                 Facsimile No.: +86(10)6505-8582
                                                 Attn: Yonghua Lu (CHINESE CHARACTERS)

Citigroup Venture Capital International Growth   c/o Citigroup Venture Capital International    24,368,382 Ordinary Shares
Partnership, L.P.                                Asia Limited
                                                 25/F, Two Exchange Square
                                                 Connaught Road, Central
                                                 Hong Kong
                                                 Facsimile No: (852) 2868-6667
                                                 Attn:  Timothy Chang and Anthony Lam

Citigroup Venture Capital International          c/o Citigroup Venture Capital International    1,329,794 Ordinary Shares
Co-Investment, L.P.                              Asia Limited
                                                 25/F, Two Exchange Square
                                                 Connaught Road, Central
                                                 Hong Kong
                                                 Facsimile No: (852) 2868-6667
                                                 Attn:  Timothy Chang and Anthony Lam

WHF Investment Co., Ltd.                         No. 666 Linyang Road1                          6,271,875 Ordinary Shares
                                                 Qidong City, Jiangsu Province
                                                 PRC
                                                 Facsimile No.: +86(10)6505-8582
                                                 Attn: Hanfei Wang (CHINESE CHARACTERS)

Yongfa Solar Power Investment Holding Ltd.       No. 666 Linyang Road                           0 Ordinary Shares
                                                 Qidong City, Jiangsu Province
                                                 PRC
                                                 Facsimile No.: +86(10)6505-8582
                                                 Attn: Haijuan Yu (CHINESE CHARACTERS)

Yongliang Solar Power Investment Holding Ltd.    No. 666 Linyang Road                           0 Ordinary Shares
                                                 Qidong City, Jiangsu Province
                                                 PRC
                                                 Facsimile No.: +86(10)6505-8582
                                                 Attn: Yongliang Gu (CHINESE CHARACTERS)


Brilliant Orient Limited                         7th Floor, Tower A                             2,529,096 American Depositary Shares
                                                 Raycom Info. Tech Center
                                                 No. 2 Ke Yue Yuan Nan Lu
                                                 Beijing 100080, PRC

LC Fund III L.P.                                 c/o Legend Capital Limited                     1,000,000 American Depositary Shares
                                                 10th Floor, Tower A                            and 4,467,207 Ordinary Shares
                                                 Raycom Info. Tech Center
                                                 No. 2 Ke Yue Yuan Nan Lu
                                                 Zhong Guan Cun Haidian District
                                                 Beijing 100080, PRC
                                                 Facsimile No.: +86(10)6250-9105
                                                 Attn: Mr. Zhu Linan